STEPHEN E. ROTH DIRECT LINE: 202.383.0158 E-mail: steve.roth@sutherland.com

May 1, 2009

VIA EDGAR

Board of Directors
National Life Insurance Company
One National Life Drive
Montpelier, Vermont 05604

Re: National Variable Life Insurance Account

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the
Statement of Additional Information filed as part of Post-Effective Amendment No. 24 to the
Registration Statement on Form N-6 by National Variable Life Insurance Account for certain variable life insurance policies (File No. 33-91938). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, SUTHERLAND ASBILL & BRENNAN LLP

                                                                       /s/ Stephen E. Roth
By: Stephen E. Roth

8332388.1